NEWS
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United Steelworkers Ratify New Labor
Agreement at Cooper Tire Texarkana

FINDLAY, Ohio, Feb. 6, 2019 - Cooper Tire & Rubber Company (NYSE: CTB) confirmed today that members of United Steelworkers (USW) Local 752L in Texarkana, Arkansas, have ratified a new four-year labor agreement, which covers more than 1,400 USW members.

According to Kerry Halter, newly-appointed President of USW Local 752L, “We were able to reach a favorable agreement for employees, which are Cooper’s greatest asset. We are extremely proud of the USW team in Texarkana as well as the assistance we received from International Secretary-Treasurer, Stan Johnson, and Sub-District Director, Don Davies. Their leadership was critical to the outcome. I also want to thank David E. Boone, Sr., who very recently retired as President, USW 752L. His leadership, loyalty and dedication has been greatly appreciated and very beneficial to our members.”
“After a thoughtful negotiation process, with much hard work by both the USW and company representatives, we are gratified that Texarkana plant employees recognized the value of the new labor contract and continued to maintain Cooper Tire Texarkana’s competitive position in the global tire industry. This upholds the positive momentum we have established over the past several years working together,” said Scott Cole, Plant Manager. “We appreciate our positive relationship with the USW as our great team continues to produce award-winning tires and remains an important part of the Texarkana community.”

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About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Contact
Anne Roman
419.429.7189
alroman@coopertire.com

Megan James
419.424.4251
majames@coopertire.com